Atlanta

Carolinas

Phoenix

EARNINGS RELEASE
AND
SUPPLEMENTAL INFORMATION

Seattle

Denver

Orlando

THIRD QUARTER 2020

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 1

Earnings Press Release

Invitation Homes Reports Third Quarter 2020 Results
Dallas, TX, October 28, 2020 — Invitation Homes Inc. (NYSE: INVH) ("Invitation Homes" or the "Company"), the nation's premier single-family home leasing company, today announced its third quarter 2020 financial and operating results.

Third Quarter 2020 Highlights
•Year over year, total revenues increased 3.6% to $459 million, and total property operating and maintenance expenses increased 1.4% to $178 million. Net income available to common stockholders decreased 3.2% to $33 million, and net income per diluted common share decreased 7.2% to $0.06, due in part to lower gains on sale resulting from lower disposition volume.
•Year over year, Core FFO per share increased 1.9% to $0.30, and AFFO per share increased 5.8% to $0.24.
•Same Store NOI grew 3.6% year over year on 2.4% Same Store Core revenue growth and 0.4% Same Store Core operating expense growth.
•Same Store average occupancy was 97.8%, up 190 basis points year over year.
•Same Store renewal rent growth of 3.3% and Same Store new lease rent growth of 5.5% drove Same Store blended rent growth of 4.0%.
•Revenue collections in the third quarter of 2020 were 98% of the Company's historical average collection rate.
•After resuming sourcing acquisitions in June 2020, the Company ramped up its acquisition pace over the course of the third quarter of 2020, finishing the quarter with $175 million of acquisitions and $115 million of dispositions.
•Subsequent to quarter end, as previously announced, the Company augmented and diversified its capital sources available to pursue external growth over a multi-year period by entering into a joint venture ("JV") with Rockpoint Group, L.L.C. ("Rockpoint"). The JV is expected to deploy over $1 billion to acquire and renovate homes to be operated as single-family rental properties, and will be capitalized with a total equity commitment of $375 million, of which $75 million (20%) will be provided by Invitation Homes.

President & Chief Executive Officer Dallas Tanner comments: "We continued to execute well in the third quarter, raising the bar higher for resident care in a time when it has never mattered more. The difference we are making in our residents' lives is being reflected in both our all-time-high resident satisfaction survey scores and in our financial results. Same Store occupancy has now increased for eleven consecutive months, and we are executing well to capture the market rental rates afforded by strong fundamentals in our markets. We also continue to collect rents near historical average levels. As a testament to the strength and stability of our business, year-to-date AFFO per share is up almost 7% versus last year in an environment that is challenging many other businesses inside and outside of the real estate sector.

"Importantly, we are achieving these results while continuing to put the safety of our stakeholders above all else. Our self-show technology and virtual experience that we have utilized for years is helping to protect prospective residents throughout the leasing process, and the freestanding nature of our assets is allowing us to safely serve residents and maintain homes. I could not be prouder of our associates for the way they are diligently adhering to safety protocols as they deliver the Invitation Homes experience to residents. We continue to provide our associates with proper PPE to protect themselves and our communities, and we continue to offer COVID-specific benefits and flexibility to associates designed to promote their health and wellbeing.

"With strong fundamentals in our business and with teams that have adapted well to continue operating safely and efficiently, we are ramping up external growth. We are also staying on the front foot with respect to strategic initiatives centered around enhancing the resident experience, including expansion of ancillary services. Put simply, we believe we are well-positioned for both the near-term and the long-term, and we are staying nimble and opportunistic to maximize both the near and long-term value we bring to our residents, our communities, and our shareholders."

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 2

Financial Results

Net Income, FFO, Core FFO, and AFFO Per Share — Diluted

	Q3 2020	Q3 2019	YTD 2020	YTD 2019
Net income (1)	$0.06	$0.06	$0.23	$0.18
FFO (1)	0.27	0.27	0.89	0.81
Core FFO (2)	0.30	0.29	0.96	0.93
AFFO (2)	0.24	0.23	0.81	0.75

(1)In accordance with GAAP and Nareit guidelines, net income per share and FFO per share are calculated as if the 3.0% Convertible Notes due July 1, 2019 (the "2019 Convertible Notes") were converted to common shares at the beginning of 2019, and as if the 3.5% Convertible Notes due January 15, 2022 (the "2022 Convertible Notes") were converted to common shares at the beginning of each relevant period in 2019 and 2020, unless such treatment is anti-dilutive to net income per share or FFO per share. See "Supplemental Schedule 1," footnote (1), for more detail on the treatment of convertible notes in each specific period presented in the table.
(2)Core FFO and AFFO per share reflect the 2019 Convertible Notes and 2022 Convertible Notes in the form in which they were outstanding during each period. See "Supplemental Schedule 1," footnote (2), for more detail on the treatment of convertible notes in each specific period presented in the table.

Net Income
Net income per share in the third quarter of 2020 was $0.06, compared to net income per share of $0.06 in the third quarter of 2019. Total revenues and total property operating and maintenance expenses in the third quarter of 2020 were $459 million and $178 million, respectively, compared to $443 million and $175 million, respectively, in the third quarter of 2019.

Net income per share in YTD 2020 was $0.23, compared to net income per share of $0.18 in YTD 2019. Total revenues and total property operating and maintenance expenses in YTD 2020 were $1,359 million and $512 million, respectively, compared to $1,320 million and $502 million, respectively, in YTD 2019.

Core FFO
Year over year, Core FFO per share in the third quarter of 2020 increased 1.9% to $0.30, primarily due to growth in Same Store NOI.

Year over year, Core FFO per share in YTD 2020 increased 3.6% to $0.96, primarily due to growth in Same Store NOI.

AFFO
Year over year, AFFO per share in the third quarter of 2020 increased 5.8% to $0.24, primarily due to the increase in Core FFO per share described above and lower recurring capital expenditures.

Year over year, AFFO per share in YTD 2020 increased 6.8% to $0.81, primarily due to the increase in Core FFO per share described above and lower recurring capital expenditures.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 3

Operating Results

Same Store Operating Results Snapshot

Number of homes in Same Store portfolio:	71,810

	Q3 2020	Q3 2019	YTD 2020	YTD 2019
Core revenue growth (year-over-year)	2.4%		3.0%
Core operating expense growth (year-over-year)	0.4%		2.2%
NOI growth (year-over-year)	3.6%		3.4%

Average occupancy	97.8%	95.9%	97.3%	96.3%
Bad debt % of gross rental revenues (1)	2.1%	0.4%	1.5%	0.4%
Turnover rate	7.3%	8.7%	20.4%	23.3%

Rental rate growth (lease-over-lease):
Renewals	3.3%	4.8%	3.7%	5.1%
New leases	5.5%	4.2%	3.4%	4.4%
Blended	4.0%	4.6%	3.6%	4.9%

(1)Invitation Homes reserves residents' accounts receivables balances that are aged greater than 30 days as bad debt, under the rationale that a resident's security deposit should cover approximately the first 30 days of receivables. For all resident receivables balances aged greater than 30 days, the amount reserved as bad debt is 100% of outstanding receivables from the resident, less the amount of the resident's security deposit on hand. For the purpose of determining age of receivables, charges are considered to be due based on the terms of the original lease, not based on a payment plan if one is in place. All rental revenues and other property income, in both total portfolio and Same Store portfolio presentations, are reflected net of bad debt.

Revenue Collections Update

	Q3 2020	Q2 2020	Pre-COVID Average (2)
Revenues collected % of revenues due: (1)
Revenues collected in same month billed	92%	92%	96%
Late collections of prior month billings	5%	4%	3%
Total collections	97%	96%	99%

(1)Includes both rental revenues and other property income. Rent is considered to be due based on the terms of the original lease, not based on a payment plan if one is in place. Security deposits retained to offset rents due are not included as revenue collected. See "Supplemental Schedule 3(b)," footnote (1), for detail on the Company's bad debt policy.
(2)Represents the period from October 2019 to March 2020.

Same Store NOI
For the Same Store portfolio of 71,810 homes, third quarter 2020 Same Store NOI increased 3.6% year over year on Same Store Core revenue growth of 2.4% and Same Store Core operating expense growth of 0.4%.

YTD 2020 Same Store NOI increased 3.4% year over year on Same Store Core revenue growth of 3.0% and Same Store Core operating expense growth of 2.2%.

Same Store Core Revenues
Third quarter 2020 Same Store Core revenue growth of 2.4% year over year was driven by a 3.2% increase in average monthly rent and a 190 basis point increase in average occupancy to 97.8%. As a result of the increases in average monthly rent and average occupancy, Same Store rental revenues increased 5.3% year over year on a gross basis before bad debt. With respect to Same Store Core revenue growth, two factors related to COVID-19 partially offset the favorable increases in average rent and
Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 4 average occupancy: 1) an increase in bad debt from 0.4% of gross rental revenues in Q3 2019 to 2.1% of gross rental revenues in Q3 2020, which was a 175 basis point drag on Same Store Core revenue growth, all else equal; and 2) a 26.8% decrease in other property income, net of resident recoveries, which was a 94 basis point drag on Same Store Core revenue growth, all else equal, due primarily to non-enforcement of almost all late fees in the quarter.

YTD 2020 Same Store Core revenue growth of 3.0% year over year was driven by a 3.6% increase in average monthly rent and a 100 basis point increase in average occupancy to 97.3%. Bad debt increased from 0.4% of gross rental revenues in YTD 2019 to 1.5% of gross rental revenues in YTD 2020, which was a 106 basis point drag on Same Store Core revenue growth, all else equal. Other property income, net of resident recoveries, decreased 16.0% year over year, which was a 54 basis point drag on Same Store Core revenue growth, all else equal.

Same Store Core Operating Expenses
Third quarter 2020 Same Store Core operating expenses increased 0.4% year over year. Same Store controllable expenses, net of resident recoveries, decreased 4.7% year over year, primarily due to lower turnover expenses. Offsetting the improvement in controllable expenses was a 3.9% increase in fixed expenses, net of resident recoveries, driven primarily by higher property taxes.

YTD 2020 Same Store Core operating expenses increased 2.2% year over year, primarily due to higher property taxes. Same Store controllable expenses, net of resident recoveries, decreased 1.1% year over year.

Investment Management Activity
After resuming sourcing acquisitions in June, the Company ramped up its acquisition pace over the course of the third quarter, leveraging the advantages of its in-house local investment teams in conjunction with proprietary "AcquisitionIQ" technology to source compelling investment opportunities despite tight inventory levels. In the third quarter of 2020, Invitation Homes acquired 544 homes for $175 million, including estimated renovation costs. The Company also sold 403 homes for gross proceeds of $115 million in the third quarter of 2020.

Year to date, through September 30, 2020, the Company closed on the acquisition of 1,195 homes for $375 million, including estimated renovation costs, and sold 1,303 homes for gross proceeds of $360 million, resulting in a total portfolio home count of 79,397 homes as of September 30, 2020.

Subsequent to quarter end, the Company closed a bulk acquisition of 273 homes in Dallas that overlap closely with the Company's existing Dallas portfolio. The homes were acquired for $59 million at a 5.7% NOI yield based on in-place rents, and the Company sees upside to NOI in the portfolio by bringing it onto Invitation Homes' platform.

Balance Sheet and Capital Markets Activity
As of September 30, 2020, the Company had $1,560 million in available liquidity through a combination of unrestricted cash and undrawn capacity on its revolving credit facility, and maintained considerable cushion with respect to the facility's covenants. The Company's total indebtedness as of September 30, 2020 was $8,360 million, consisting of $6,515 million of secured debt and $1,845 million of unsecured debt.

The Company has no debt reaching final maturity before 2022, and weighted average years to maturity was 4.3 years as of September 30, 2020. 51% of the Company's homes were unencumbered at September 30, 2020, and net debt / TTM Adjusted EBITDAre at September 30, 2020 was 7.3x, down from 8.1x at December 31, 2019.

Joint Venture Formation
As previously announced, in October 2020, the Company entered into an agreement with Rockpoint to form a joint venture partnership that will acquire single-family homes to operate as rental residences.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 5

The JV will be capitalized with a total equity commitment of $375 million, of which $75 million (20%) will be committed by Invitation Homes and $300 million (80%) will be committed by Rockpoint. A total of over $1 billion (including debt) is expected to be deployed by the JV to acquire and renovate single-family homes in attractive locations in markets within the Western US, Southeast US, Florida, and Texas, where Invitation Homes already owns homes. The homes are expected to be of similarly high quality and similar characteristics to the homes in Invitation Homes’ existing portfolio.

Invitation Homes will provide investment, asset management, and property management services to the JV, for which it will earn asset management and property management fees and have the opportunity to earn a promoted interest subject to certain performance thresholds.

The JV is anticipated to have a five to eight year term, with certain sale rights in favor of each member, but has the flexibility to continue owning homes for an unlimited period of time if neither member triggers a sale. Upon trigger of a sale by Rockpoint or Invitation Homes, the other member of the JV will have a right of first offer to acquire the homes proposed for sale.

Invitation Homes also maintains the ability in all markets to continue deploying capital from its own balance sheet to acquire homes for the Invitation Homes portfolio, concurrent with the JV’s deployment of capital. In markets where Invitation Homes and the JV are investing concurrently, Invitation Homes’ investment personnel will source acquisitions without knowledge of which entity will acquire the homes, and upon being approved for close, homes will be allocated on a rotational basis between Invitation Homes and the JV according to pre-determined ratios of investment between the two entities. In addition, Invitation Homes maintains the right to enter into portfolio acquisitions of ten or more homes outside of the JV.

Dividend
As previously announced on October 23, 2020, the Company's Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock. The dividend will be paid on or before November 25, 2020 to stockholders of record as of the close of business on November 10, 2020.

Earnings Conference Call Information
Invitation Homes has scheduled a conference call at 11:00 a.m. Eastern Time on October 29, 2020 to discuss results for the third quarter of 2020. The domestic dial-in number is 1-888-317-6003, and the international dial-in number is 1-412-317-6061. The passcode is 7102752. An audio webcast may be accessed at www.invh.com. A replay of the call will be available through November 29, 2020 and can be accessed by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using the replay passcode 10148238, or by using the link at www.invh.com.

Supplemental Information
The full text of the Earnings Release and Supplemental Information referenced in this release are available on Invitation Homes' Investor Relations website at www.invh.com.

Glossary & Reconciliations of Non-GAAP Financial and Other Operating Measures
Financial and operating measures found in the Earnings Release and Supplemental Information include certain measures used by Invitation Homes management that are measures not defined under accounting principles generally accepted in the United States ("GAAP"). These measures are defined in the Glossary in the Supplemental Information and, as applicable, reconciled to the most comparable GAAP measures.

About Invitation Homes
Invitation Homes is the nation's premier single-family home leasing company, meeting changing lifestyle demands by providing access to high-quality, updated homes with valued features such as close proximity to jobs and access to good schools. The company's mission, "Together with you, we make a house a home," reflects its commitment to providing homes where individuals and families can thrive and high-touch service that continuously enhances residents' living experiences.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 6

Investor Relations Contact
Greg Van Winkle
Phone: 844.456.INVH (4684)
Email: IR@InvitationHomes.com

Media Relations Contact
Kristi DesJarlais
Phone: 972.421.3587
Email: Media@InvitationHomes.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which include, but are not limited to, statements related to the Company's expectations regarding the performance of the Company's business, its financial results, its liquidity and capital resources, and other non-historical statements. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including, among others, risks inherent to the single-family rental industry and the Company's business model, macroeconomic factors beyond the Company's control, competition in identifying and acquiring properties, competition in the leasing market for quality residents, increasing property taxes, homeowners’ association (“HOA”) and insurance costs, the Company's dependence on third parties for key services, risks related to the evaluation of properties, poor resident selection and defaults and non-renewals by the Company's residents, performance of the Company's information technology systems, risks related to the Company's indebtedness, and risks related to the potential negative impact of the ongoing COVID-19 pandemic on the Company’s financial condition, results of operations, cash flows, business, associates, and residents. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Moreover, many of these factors have been heightened as a result of the ongoing and numerous adverse impacts of COVID-19. The Company believes these factors include, but are not limited to, those described under Part I. Item 1A. “Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, filed with the Securities and Exchange Commission (the "SEC"), as such factors may be updated from time to time in the Company's periodic filings with the SEC, which are accessible on the SEC’s website at http://www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company's other periodic filings. The forward-looking statements speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except to the extent otherwise required by law.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 7

Consolidated Balance Sheets
($ in thousands, except shares and per share data)

	September 30, 2020	December 31, 2019
	(unaudited)
Assets:
Investments in single-family residential properties, net	$16,132,101	$16,243,192
Cash and cash equivalents	559,567	92,258
Restricted cash	249,341	193,987
Goodwill	258,207	258,207
Other assets, net	551,571	605,266
Total assets	$17,750,787	$17,392,910

Liabilities:
Mortgage loans, net	$6,094,980	$6,238,461
Secured term loan, net	401,040	400,978
Term loan facility, net	1,495,913	1,493,747
Revolving facility	—	—
Convertible senior notes, net	338,112	334,299
Accounts payable and accrued expenses	261,355	186,110
Resident security deposits	155,871	147,787
Other liabilities	672,139	325,450
Total liabilities	9,419,410	9,126,832

Equity:
Stockholders' equity
Preferred stock, $0.01 par value per share, 900,000,000 shares authorized, none outstanding as of September 30, 2020 and December 31, 2019	—	—
Common stock, $0.01 par value per share, 9,000,000,000 shares authorized, 560,534,032 and 541,642,725 outstanding as of September 30, 2020 and December 31, 2019, respectively	5,605	5,416
Additional paid-in capital	9,521,179	9,010,194
Accumulated deficit	(646,950)	(524,588)
Accumulated other comprehensive loss	(598,966)	(276,600)
Total stockholders' equity	8,280,868	8,214,422
Non-controlling interests	50,509	51,656
Total equity	8,331,377	8,266,078
Total liabilities and equity	$17,750,787	$17,392,910

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 8

Consolidated Statements of Operations
($ in thousands, except shares and per share amounts) (unaudited)

	Q3 2020	Q3 2019	YTD 2020	YTD 2019

Revenues:
Rental revenues	$424,191	$408,951	$1,257,858	$1,223,221
Other property income	34,993	34,375	100,870	97,187
Rental revenues and other property income	459,184	443,326	1,358,728	1,320,408

Expenses:
Property operating and maintenance	177,997	175,491	511,915	502,411
Property management expense	14,824	15,872	43,725	47,053
General and administrative	17,972	16,405	46,626	58,899
Interest expense	87,713	89,067	258,541	278,756
Depreciation and amortization	138,147	133,315	410,440	399,955
Impairment and other	1,723	4,740	4,670	11,803
Total expenses	438,376	434,890	1,275,917	1,298,877

Other, net	(3,049)	4,735	2,035	8,470
Gain on sale of property, net of tax	15,106	20,812	41,473	64,556

Net income	32,865	33,983	126,319	94,557
Net income attributable to non-controlling interests	(211)	(276)	(806)	(1,086)

Net income attributable to common stockholders	32,654	33,707	125,513	93,471
Net income available to participating securities	(114)	(91)	(335)	(306)

Net income available to common stockholders — basic and diluted	$32,540	$33,616	$125,178	$93,165

Weighted average common shares outstanding — basic	560,598,995	537,771,245	550,722,684	528,209,033
Weighted average common shares outstanding — diluted	561,871,373	538,644,888	551,947,278	529,160,353

Net income per common share — basic	$0.06	$0.06	$0.23	$0.18
Net income per common share — diluted	$0.06	$0.06	$0.23	$0.18

Dividends declared per common share	$0.15	$0.13	$0.45	$0.39

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 9

Supplemental Schedule 1

Reconciliation of FFO, Core FFO, and AFFO
($ in thousands, except shares and per share amounts) (unaudited)

FFO Reconciliation	Q3 2020	Q3 2019	YTD 2020	YTD 2019
Net income available to common stockholders	$32,540	$33,616	$125,178	$93,165
Net income available to participating securities	114	91	335	306
Non-controlling interests	211	276	806	1,086
Depreciation and amortization on real estate assets	136,517	132,266	406,078	396,568
Impairment on depreciated real estate investments	289	3,960	4,202	11,289
Net gain on sale of previously depreciated investments in real estate	(15,106)	(20,812)	(41,473)	(64,556)
FFO	$154,565	$149,397	$495,126	$437,858

Core FFO Reconciliation	Q3 2020	Q3 2019	YTD 2020	YTD 2019
FFO	$154,565	$149,397	$495,126	$437,858
Non-cash interest expense	6,883	10,385	26,640	37,422
Share-based compensation expense	6,086	4,625	12,293	13,847
Offering related expenses	—	129	—	2,148
Merger and transaction-related expenses	—	—	—	4,347
Severance expense	133	881	388	8,225
Unrealized gains on investment in equity securities	—	(6,480)	(34)	(6,480)
Casualty losses, net	1,434	780	468	514
Core FFO	$169,101	$159,717	$534,881	$497,881

AFFO Reconciliation	Q3 2020	Q3 2019	YTD 2020	YTD 2019
Core FFO	$169,101	$159,717	$534,881	$497,881
Recurring capital expenditures	(33,861)	(36,653)	(87,466)	(93,563)
Adjusted FFO	$135,240	$123,064	$447,415	$404,318

Net income available to common stockholders
Weighted average common shares outstanding — diluted (1)	561,871,373	538,644,888	551,947,278	529,160,353

Net income per common share — diluted (1)	$0.06	$0.06	$0.23	$0.18

FFO
Numerator for FFO per common share — diluted(1)	$154,565	$149,397	$507,995	$443,444
Weighted average common shares and OP Units outstanding — diluted (1)	565,655,768	544,481,679	570,851,976	544,506,626

FFO per share — diluted (1)	$0.27	$0.27	$0.89	$0.81

Core FFO and Adjusted FFO
Weighted average common shares and OP Units outstanding — diluted (2)	565,655,768	544,481,679	555,751,533	536,183,368

Core FFO per share — diluted (2)	$0.30	$0.29	$0.96	$0.93
AFFO per share — diluted (2)	$0.24	$0.23	$0.81	$0.75

(1)In accordance with GAAP and Nareit guidelines, net income per share and FFO per share are calculated as if the 2019 Convertible Notes were converted to common shares at the beginning of 2019, and as if the 2022 Convertible Notes were converted to common shares at the beginning of each relevant period in 2019 and 2020, unless such treatment is anti-dilutive to net income per share or FFO per share.
Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 10

In Q3 2020, treatment of the 2022 Convertible Notes as if converted would be anti-dilutive to both net income per share and FFO per share. As such, Q3 2020 net income per share and FFO per share do not treat the 2022 Convertible Notes as if converted.

In Q3 2019, treatment of the 2022 Convertible Notes as if converted would be anti-dilutive to both net income per share and FFO per share. As such, Q3 2019 net income per share and FFO per share do not treat the 2022 Convertible Notes as if converted.

In YTD 2020, treatment of the 2022 Convertible Notes as if converted would be anti-dilutive to net income per share and dilutive to FFO per share. As such, YTD 2020 net income per share does not treat the 2022 Convertible Notes as if converted. YTD 2020 FFO per share treats the 2022 Convertible Notes as if converted, thereby adjusting FFO in the numerator to remove the interest expense associated with the 2022 Convertible Notes and adjusting shares outstanding in the denominator to include shares issuable on conversion of the 2022 Convertible Notes.

In YTD 2019, treatment of the 2019 Convertible Notes as if converted for the period in which they were outstanding, from January 1, 2019 through June 30, 2019, would be anti-dilutive to net income per share and dilutive to FFO per share. Treatment of the 2022 Convertible Notes as if converted would be anti-dilutive to both net income per share and FFO per share in YTD 2019. As such, YTD 2019 net income per share reflects the conversion of the 2019 Convertible Notes for the period from July 1, 2019 through September 30, 2019, but does not treat the 2019 Convertible Notes as if converted for the period from January 1, 2019 through June 30, 2019, and does not treat the 2022 Convertible Notes as if converted. YTD 2019 FFO per share does not treat the 2022 Convertible Notes as if converted, but treats the 2019 Convertible Notes as if converted on January 1, 2019, thereby adjusting FFO in the numerator to remove the interest expense associated with the 2019 Convertible Notes and adjusting shares outstanding in the denominator to include shares issuable on conversion of the 2019 Convertible Notes.

(2)Core FFO and AFFO per share reflect the 2019 Convertible Notes and 2022 Convertible Notes in the form in which they were outstanding during each period.

As such, Q3 2020, Q3 2019, and YTD 2020 Core FFO and AFFO per share reflect the conversion of the 2019 Convertible Notes, but do not treat the 2022 Convertible Notes as if converted.

YTD 2019 Core FFO and AFFO per share reflect the conversion of the 2019 Convertible Notes for the period from July 1, 2019 through September 30, 2019, but do not treat the 2019 Convertible Notes as if converted for the period from January 1, 2019 through June 30, 2019. For the period from January 1, 2019 through June 30, 2019, cash interest expense associated with the 2019 Convertible Notes has been included in Core FFO and AFFO in the numerators, and shares issued upon conversion of the 2019 Convertible Notes have not been included as shares outstanding in the denominators. The 2022 Convertible Notes are not treated as if converted.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 11

Supplemental Schedule 2(a)

Diluted Shares Outstanding
(unaudited)

Weighted Average Amounts for Net Income (1)	Q3 2020	Q3 2019	YTD 2020	YTD 2019
Common shares — basic	560,598,995	537,771,245	550,722,684	528,209,033
Shares potentially issuable from vesting/conversion of equity-based awards	1,272,378	873,643	1,224,594	951,320
Total common shares — diluted	561,871,373	538,644,888	551,947,278	529,160,353

Weighted average amounts for FFO (1)	Q3 2020	Q3 2019	YTD 2020	YTD 2019
Common shares — basic	560,598,995	537,771,245	550,722,684	528,209,033
OP units — basic	3,463,285	5,463,285	3,463,285	6,526,571
Shares potentially issuable from vesting/conversion of equity-based awards	1,593,488	1,247,149	1,565,564	1,447,764
Shares issuable from Convertible Notes	—	—	15,100,443	8,323,258
Total common shares and units — diluted	565,655,768	544,481,679	570,851,976	544,506,626

Weighted average amounts for Core and AFFO (2)	Q3 2020	Q3 2019	YTD 2020	YTD 2019
Common shares — basic	560,598,995	537,771,245	550,722,684	528,209,033
OP units — basic	3,463,285	5,463,285	3,463,285	6,526,571
Shares potentially issuable from vesting/conversion of equity-based awards	1,593,488	1,247,149	1,565,564	1,447,764
Total common shares and units — diluted	565,655,768	544,481,679	555,751,533	536,183,368

Period end amounts for Core FFO, and AFFO	September 30, 2020
Common shares	560,534,032
OP units	3,463,285
Shares potentially issuable from vesting/conversion of equity-based awards	1,387,456
Total common shares and units — diluted	565,384,773

(1)In accordance with GAAP and Nareit guidelines, net income per share and FFO per share are calculated as if the 2019 Convertible Notes were converted to common shares at the beginning of 2019, and as if the 2022 Convertible Notes were converted to common shares at the beginning of each relevant period in 2019 and 2020, unless such treatment is anti-dilutive to net income per share or FFO per share. See "Supplemental Schedule 1," footnote (1), for more detail on the treatment of convertible notes in each specific period presented in the table.
(2)Core FFO and AFFO per share reflect the 2019 Convertible Notes and 2022 Convertible Notes in the form in which they were outstanding during each period. See "Supplemental Schedule 1," footnote (2), for more detail on the treatment of convertible notes in each specific period presented in the table.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 12

Supplemental Schedule 2(b)

Debt Structure and Leverage Ratios — September 30, 2020
($ in thousands) (unaudited)

			Wtd Avg	Wtd Avg
			Interest	Years
Debt Structure	Balance	% of Total	Rate (1)	to Maturity (2)
Secured:
Fixed (3)	$1,400,439	16.8%	4.0%	7.8
Floating — swapped to fixed	5,020,000	60.0%	3.9%	4.4
Floating	94,181	1.1%	1.5%	5.0
Total secured	6,514,620	77.9%	3.9%	5.1

Unsecured:
Fixed (Convertible)	345,000	4.2%	3.5%	1.3
Floating — swapped to fixed	1,500,000	17.9%	3.6%	1.4
Floating	—	—%	—%	—
Total unsecured	1,845,000	22.1%	3.5%	1.3

Total Debt:
Fixed + floating swapped to fixed (3)	8,265,439	98.9%	3.9%	4.3
Floating	94,181	1.1%	1.5%	5.0
Total debt	8,359,620	100.0%	3.8%	4.3
Unamortized discounts on notes payable	(9,265)
Deferred financing costs, net	(20,310)
Total Debt per Balance Sheet	8,330,045
Retained and repurchased certificates	(311,499)
Cash, ex-security deposits and letters of credit (4)	(649,382)
Deferred financing costs, net	20,310
Unamortized discounts on notes payable	9,265
Net debt	$7,398,739

Leverage Ratios	September 30, 2020
Net debt / TTM Adjusted EBITDAre	7.3x

Unsecured Facility Covenant Compliance (5)	September 30, 2020	Covenant Limit
Total leverage ratio	30.1%	65.0%	(maximum)
Secured leverage ratio	22.4%	55.0%	(maximum)
Unencumbered leverage ratio	9.0%	65.0%	(maximum)
Fixed charge coverage ratio	3.3x	1.5x	(minimum)
Unencumbered fixed charge coverage ratio	7.7x	1.5x	(minimum)

(1)Includes the impact of interest rate swaps in place and effective as of September 30, 2020.
(2)Assumes all extension options are exercised.
(3)For the purposes of this table, IH 2019-1, a twelve-year secured term loan reaching final maturity in 2031 that bears interest at a fixed rate for the first 11 years and a floating rate in the twelfth year, is reflected as fixed rate debt.
(4)Represents cash and cash equivalents and the portion of restricted cash that excludes security deposits and letters of credit.
(5)Covenant calculations are specifically defined in the Company's Revolving Credit and Term Loan Agreement, and summarized in the "Glossary and Reconciliations" section of this report.
Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 13

Supplemental Schedule 2(c)

Debt Maturity Schedule — September 30, 2020
($ in thousands) (unaudited)
			Revolving
	Secured	Unsecured	Credit		% of
Debt Maturities, with Extensions (1)	Debt	Debt	Facility	Balance	Total
2020	$—	$—	$—	$—	—%
2021	—	—	—	—	—%
2022	—	1,845,000	—	1,845,000	22.1%
2023	732,778	—	—	732,778	8.8%
2024	614,031	—	—	614,031	7.3%
2025	2,842,933	—	—	2,842,933	34.0%
2026	924,439	—	—	924,439	11.1%
2027	997,076	—	—	997,076	11.9%
Thereafter	403,363	—	—	403,363	4.8%
	6,514,620	1,845,000	—	8,359,620	100.0%
Unamortized discounts on notes payable	(2,377)	(6,888)	—	(9,265)
Deferred financing costs, net	(16,223)	(4,087)	—	(20,310)
Total per Balance Sheet	$6,496,020	$1,834,025	$—	$8,330,045

(1)Assumes all extension options are exercised.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 14

Supplemental Schedule 2(d)

Cost to Maturity of Debt as of September 30, 2020
($ in thousands) (unaudited)

		Percentage of Weighted Average Debt Outstanding by Type				Weighted Average Cost by Instrument Type
	Weighted Average	Issued	Issued		Total	Spread to	Fixed Cost		Total Debt
	Amount of	Floating	Floating		Fixed	LIBOR	of		Including
	Debt	and	but Swapped	Issued	or Swapped	For Floating	Interest Rate	Fixed Rate	Swap
	Outstanding (1)	Not Swapped	to Fixed	Fixed (2)	to Fixed	Rate Debt	Swaps	Debt	Impact (3)
4Q20	$8,359,620	1.1%	78.0%	20.9%	98.9%	1.4%	2.4%	3.9%	3.8%
2021	8,359,620	4.2%	74.9%	20.9%	95.8%	1.4%	2.5%	3.9%	3.8%
2022	6,680,852	0.5%	78.3%	21.2%	99.5%	1.3%	2.7%	4.0%	4.1%
2023	5,799,910	—%	75.9%	24.1%	100.0%	1.3%	2.8%	4.0%	4.1%
2024	5,744,933	—%	75.6%	24.4%	100.0%	1.3%	2.8%	4.0%	4.1%
2025	3,469,329	15.2%	44.4%	40.4%	84.8%	1.4%	3.0%	4.0%	3.8%
2026	1,423,233	1.6%	—%	98.4%	98.4%	1.4%	N/A	4.0%	4.0%
2027	840,437	—%	—%	100.0%	100.0%	N/A	N/A	3.9%	3.9%
2028	403,363	—%	—%	100.0%	100.0%	N/A	N/A	3.6%	3.6%

(1)In each period, represents September 30, 2020 debt that remains outstanding assuming all debt is held until final maturity with all extension options exercised.
(2)For the purposes of this table, IH 2019-1, a twelve-year secured term loan reaching final maturity in 2031 that bears interest at a fixed rate for the first 11 years and a floating rate in the twelfth year, is reflected as fixed rate debt.
(3)Assumes September 30, 2020 LIBOR rate of 0.15% for all future periods.

Note: Schedule 2(d) is presented to show the estimated overall cost of Invitation Homes' debt, based on debt and interest rate swaps in place as of September 30, 2020, as well as the rate for 30-day LIBOR as of September 30, 2020. New debt not presented in this table may be issued, and/or existing debt presented in this table may be repaid prior to maturity. Similarly, new interest rate swaps may be put in place. 30-day LIBOR may also change. The aforementioned activities may change the amount of outstanding debt, the percentage of debt floating, swapped, or fixed, and/or the weighted average cost of debt and hedging instruments from what is presented in Schedule 2(d).

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 15

Supplemental Schedule 3(a)

Summary of Operating Information by Home Portfolio
($ in thousands) (unaudited)

Number of Homes, period-end	Q3 2020
Total portfolio	79,397
Same Store portfolio	71,810
Same Store % of Total	90.4%

Core Revenues	Q3 2020	Q3 2019	Change YoY	YTD 2020	YTD 2019	Change YoY
Total portfolio	$435,509	$423,992	2.7%	$1,294,855	$1,266,362	2.2%
Same Store portfolio	397,528	388,221	2.4%	1,188,430	1,154,223	3.0%

Core Operating expenses	Q3 2020	Q3 2019	Change YoY	YTD 2020	YTD 2019	Change YoY
Total portfolio	$154,322	$156,157	(1.2)%	$448,042	$448,365	(0.1)%
Same Store portfolio	141,233	140,734	0.4%	408,356	399,467	2.2%

Net Operating Income	Q3 2020	Q3 2019	Change YoY	YTD 2020	YTD 2019	Change YoY
Total portfolio	$281,187	$267,835	5.0%	$846,813	$817,997	3.5%
Same Store portfolio	256,295	247,487	3.6%	780,074	754,756	3.4%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 16

Supplemental Schedule 3(b)

Same Store Portfolio Operating Detail
($ in thousands) (unaudited)

			Change		Change			Change
	Q3 2020	Q3 2019	YoY	Q2 2020	Seq	YTD 2020	YTD 2019	YoY
Revenues:
Rental revenues (1)	$387,581	$374,632	3.5%	$384,662	0.8%	$1,155,856	$1,115,452	3.6%
Other property income (1)(2)(3)	31,549	31,273	0.9%	27,428	15.0%	91,180	87,984	3.6%
Total revenues	419,130	405,905	3.3%	412,090	1.7%	1,247,036	1,203,436	3.6%
Less: Resident recoveries (3)	(21,602)	(17,684)	22.2%	(18,487)	16.8%	(58,606)	(49,213)	19.1%
Core revenues	397,528	388,221	2.4%	393,603	1.0%	1,188,430	1,154,223	3.0%

Fixed Expenses:
Property taxes	69,981	66,271	5.6%	70,218	(0.3)%	208,880	198,283	5.3%
Insurance expenses	7,704	7,892	(2.4)%	7,715	(0.1)%	23,251	23,186	0.3%
HOA expenses	8,184	8,507	(3.8)%	7,205	13.6%	23,510	23,674	(0.7)%

Controllable Expenses:
Repairs and maintenance	26,142	24,975	4.7%	20,279	28.9%	66,312	61,632	7.6%
Personnel	15,003	14,372	4.4%	14,685	2.2%	44,638	46,184	(3.3)%
Turnover	10,922	13,600	(19.7)%	9,585	13.9%	30,444	33,810	(10.0)%
Utilities (3)	20,789	17,753	17.1%	18,542	12.1%	56,701	47,096	20.4%
Leasing and marketing (4)	2,871	2,680	7.1%	2,876	(0.2)%	8,584	7,907	8.6%
Property administrative	1,239	2,368	(47.7)%	982	26.2%	4,642	6,908	(32.8)%
Property operating and maintenance expenses	162,835	158,418	2.8%	152,087	7.1%	466,962	448,680	4.1%
Less: Resident recoveries (3)	(21,602)	(17,684)	22.2%	(18,487)	16.8%	(58,606)	(49,213)	19.1%
Core operating expenses	141,233	140,734	0.4%	133,600	5.7%	408,356	399,467	2.2%

Net Operating Income	$256,295	$247,487	3.6%	$260,003	(1.4)%	$780,074	$754,756	3.4%

(1)All rental revenues and other property income are reflected net of bad debt. Invitation Homes reserves residents' accounts receivables balances that are aged greater than 30 days as bad debt, under the rationale that a resident's security deposit should cover approximately the first 30 days of receivables. For all resident receivables balances aged greater than 30 days, the amount reserved as bad debt is 100% of outstanding receivables from the resident, less the amount of the resident's security deposit on hand. For the purpose of determining age of receivables, charges are considered to be due based on the terms of the original lease, not based on a payment plan if one is in place. Increases in bad debt against rental revenues were a 175 basis point and 106 basis point drag on year-over-year Same Store Core revenue growth in Q3 2020 and YTD 2020, respectively.
(2)In light of the COVID-19 pandemic, almost all late fees typically enforced in accordance with lease agreements were not enforced in Q3 2020 and Q2 2020. Primarily due to this non-enforcement of late fees, lower other property income, net of resident recoveries, was a 94 basis point and 54 basis point drag on year-over-year Same Store Core revenue growth in Q3 2020 and YTD 2020, respectively.
(3)The year-over-year increases in utilities and resident recoveries are primarily attributable to an ongoing transition in utility billing policy. Residents continue to be responsible for costs associated with their water, sewer, and waste removal services, but providers of these services now invoice Invitation Homes rather than the resident for payment. Invitation Homes pays the utility provider, and subsequently bills the resident for reimbursement, resulting in materially higher utility expense that is offset by materially higher resident recoveries. All resident recoveries, including utility reimbursements, are included in other property income.
(4)Same Store leasing and marketing expense includes amortization of leasing commissions of $2,587, $2,420, $2,622, $7,792, and $7,130 for Q3 2020, Q3 2019, Q2 2020, YTD 2020, and YTD 2019, respectively.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 17

Supplemental Schedule 3(c)

Same Store Quarterly Operating Trends
(unaudited)

	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019

Average occupancy	97.8%	97.5%	96.7%	96.0%	95.9%
Turnover rate	7.3%	6.9%	6.2%	6.4%	8.7%
Trailing four quarters turnover rate	26.8%	28.2%	29.6%	29.6%	N/A
Average monthly rent	$1,881	$1,868	$1,851	$1,838	$1,823
Rental rate growth (lease-over-lease):
Renewals	3.3%	3.5%	4.3%	4.6%	4.8%
New leases	5.5%	2.7%	1.8%	1.3%	4.2%
Blended	4.0%	3.3%	3.5%	3.3%	4.6%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 18

Supplemental Schedule 4

Portfolio Characteristics — As of and for the Quarter Ended September 30, 2020 (1)
(unaudited)
				Average
	Number of	Average	Average	Monthly	Percent of
	Homes	Occupancy	Monthly Rent	Rent PSF	Revenue
Western United States:
Southern California	7,973	97.9%	$2,533	$1.49	13.1%
Northern California	4,266	97.6%	2,209	1.42	6.4%
Seattle	3,604	97.1%	2,301	1.20	5.6%
Phoenix	7,986	97.2%	1,481	0.90	8.1%
Las Vegas	2,993	97.8%	1,708	0.86	3.5%
Denver	2,317	96.1%	2,109	1.16	3.4%
Western US Subtotal	29,139	97.4%	2,052	1.19	40.1%

Florida:
South Florida	8,387	95.7%	2,232	1.20	12.3%
Tampa	8,087	97.2%	1,721	0.92	9.5%
Orlando	6,165	96.7%	1,728	0.93	7.2%
Jacksonville	1,857	97.2%	1,733	0.87	2.2%
Florida Subtotal	24,496	96.6%	1,898	1.01	31.2%

Southeast United States:
Atlanta	12,510	97.3%	1,566	0.76	13.2%
Carolinas	4,826	96.9%	1,633	0.76	5.2%
Southeast US Subtotal	17,336	97.2%	1,584	0.76	18.4%

Texas:
Houston	2,166	95.7%	1,589	0.82	2.3%
Dallas	2,444	95.3%	1,841	0.88	3.0%
Texas Subtotal	4,610	95.5%	1,721	0.85	5.3%

Midwest United States:
Chicago	2,664	96.9%	2,014	1.24	3.5%
Minneapolis	1,127	98.0%	1,951	1.00	1.5%
Midwest US Subtotal	3,791	97.2%	1,995	1.16	5.0%

Announced Market-in-Exit:
Nashville (2)	25	39.1%	2,004	0.75	—%

Total / Average	79,397	96.9%	$1,881	$1.01	100.0%
Same Store Total / Average	71,810	97.8%	$1,881	$1.01	91.3%

(1)All data is for the total portfolio, unless otherwise noted.
(2)In December 2019, Invitation Homes announced a plan to fully exit the Nashville market, and sold 708 homes in Nashville in a bulk transaction. The Company is pursuing the sale of the remaining 25 homes in the market as of September 30, 2020.
Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 19

Supplemental Schedule 5(a)

Same Store Core Revenue Growth Summary — YoY Quarter
($ in thousands, except avg. monthly rent) (unaudited)

		Avg. Monthly Rent			Average Occupancy			Core Revenue
YoY, Q3 2020	# Homes	Q3 2020	Q3 2019	Change	Q3 2020	Q3 2019	Change	Q3 2020	Q3 2019	Change
Western United States:
Southern California	7,633	$2,537	$2,445	3.8%	98.5%	95.7%	2.8%	$55,052	$54,441	1.1%
Northern California	3,810	2,198	2,103	4.5%	98.7%	96.7%	2.0%	24,469	23,867	2.5%
Seattle	3,140	2,294	2,217	3.5%	98.0%	96.2%	1.8%	21,237	20,632	2.9%
Phoenix	6,925	1,455	1,371	6.1%	98.4%	96.8%	1.6%	30,607	28,911	5.9%
Las Vegas	2,400	1,701	1,618	5.1%	98.6%	96.8%	1.8%	11,983	11,686	2.5%
Denver	1,755	2,063	1,993	3.5%	98.2%	94.8%	3.4%	10,874	10,376	4.8%
Western US Subtotal	25,663	2,054	1,966	4.5%	98.4%	96.2%	2.2%	154,222	149,913	2.9%

Florida:
South Florida	7,877	2,247	2,214	1.5%	96.6%	95.0%	1.6%	51,379	50,859	1.0%
Tampa	7,667	1,721	1,681	2.4%	97.6%	95.5%	2.1%	39,292	38,393	2.3%
Orlando	5,453	1,710	1,658	3.1%	97.3%	96.0%	1.3%	27,851	27,156	2.6%
Jacksonville	1,836	1,734	1,682	3.1%	97.3%	96.1%	1.2%	9,538	9,281	2.8%
Florida Subtotal	22,833	1,900	1,859	2.2%	97.2%	95.5%	1.7%	128,060	125,689	1.9%

Southeast United States:
Atlanta	11,402	1,562	1,516	3.0%	97.8%	95.9%	1.9%	52,669	51,240	2.8%
Carolinas	4,455	1,629	1,592	2.3%	98.2%	96.4%	1.8%	21,757	21,256	2.4%
Southeast US Subtotal	15,857	1,581	1,538	2.8%	97.9%	96.0%	1.9%	74,426	72,496	2.7%

Texas:
Houston	1,861	1,589	1,562	1.7%	97.0%	95.2%	1.8%	8,820	8,588	2.7%
Dallas	1,922	1,843	1,802	2.3%	97.6%	95.2%	2.4%	10,584	10,219	3.6%
Texas Subtotal	3,783	1,718	1,684	2.0%	97.3%	95.2%	2.1%	19,404	18,807	3.2%

Midwest United States:
Chicago	2,549	2,023	1,996	1.4%	98.2%	97.1%	1.1%	14,870	14,962	(0.6)%
Minneapolis	1,125	1,951	1,887	3.4%	98.1%	97.2%	0.9%	6,546	6,354	3.0%
Midwest US Subtotal	3,674	2,001	1,963	1.9%	98.1%	97.2%	0.9%	21,416	21,316	0.5%

Same Store Total / Average	71,810	$1,881	$1,823	3.2%	97.8%	95.9%	1.9%	$397,528	$388,221	2.4%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 20

Supplemental Schedule 5(a) (Continued)

Same Store Core Revenue Growth Summary — Sequential Quarter
($ in thousands, except avg. monthly rent) (unaudited)

		Avg. Monthly Rent			Average Occupancy			Core Revenue
Seq, Q3 2020	# Homes	Q3 2020	Q2 2020	Change	Q3 2020	Q2 2020	Change	Q3 2020	Q2 2020	Change
Western United States:
Southern California	7,633	$2,537	$2,519	0.7%	98.5%	98.1%	0.4%	$55,052	$55,229	(0.3)%
Northern California	3,810	2,198	2,185	0.6%	98.7%	98.2%	0.5%	24,469	24,485	(0.1)%
Seattle	3,140	2,294	2,297	(0.1)%	98.0%	97.7%	0.3%	21,237	21,364	(0.6)%
Phoenix	6,925	1,455	1,436	1.3%	98.4%	98.1%	0.3%	30,607	30,078	1.8%
Las Vegas	2,400	1,701	1,679	1.3%	98.6%	97.7%	0.9%	11,983	11,864	1.0%
Denver	1,755	2,063	2,044	0.9%	98.2%	97.7%	0.5%	10,874	10,674	1.9%
Western US Subtotal	25,663	2,054	2,039	0.7%	98.4%	98.0%	0.4%	154,222	153,694	0.3%

Florida:
South Florida	7,877	2,247	2,236	0.5%	96.6%	96.6%	—%	51,379	50,909	0.9%
Tampa	7,667	1,721	1,710	0.6%	97.6%	97.1%	0.5%	39,292	38,741	1.4%
Orlando	5,453	1,710	1,695	0.9%	97.3%	97.2%	0.1%	27,851	27,405	1.6%
Jacksonville	1,836	1,734	1,723	0.6%	97.3%	96.8%	0.5%	9,538	9,357	1.9%
Florida Subtotal	22,833	1,900	1,888	0.6%	97.2%	96.9%	0.3%	128,060	126,412	1.3%

Southeast United States:
Atlanta	11,402	1,562	1,550	0.8%	97.8%	97.4%	0.4%	52,669	51,741	1.8%
Carolinas	4,455	1,629	1,619	0.6%	98.2%	97.7%	0.5%	21,757	21,420	1.6%
Southeast US Subtotal	15,857	1,581	1,569	0.8%	97.9%	97.5%	0.4%	74,426	73,161	1.7%

Texas:
Houston	1,861	1,589	1,583	0.4%	97.0%	96.8%	0.2%	8,820	8,720	1.1%
Dallas	1,922	1,843	1,831	0.7%	97.6%	96.7%	0.9%	10,584	10,368	2.1%
Texas Subtotal	3,783	1,718	1,709	0.5%	97.3%	96.8%	0.5%	19,404	19,088	1.7%

Midwest United States:
Chicago	2,549	2,023	2,017	0.3%	98.2%	97.7%	0.5%	14,870	14,807	0.4%
Minneapolis	1,125	1,951	1,933	0.9%	98.1%	97.6%	0.5%	6,546	6,441	1.6%
Midwest US Subtotal	3,674	2,001	1,991	0.5%	98.1%	97.7%	0.4%	21,416	21,248	0.8%

Same Store Total / Average	71,810	$1,881	$1,868	0.7%	97.8%	97.5%	0.3%	$397,528	$393,603	1.0%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 21

Supplemental Schedule 5(a) (Continued)

Same Store Core Revenue Growth Summary — YoY YTD
($ in thousands, except avg. monthly rent) (unaudited)

		Avg. Monthly Rent			Average Occupancy			Core Revenue
YoY, YTD 2020	# Homes	YTD 2020	YTD 2019	Change	YTD 2020	YTD 2019	Change	YTD 2020	YTD 2019	Change
Western United States:
Southern California	7,633	$2,515	$2,405	4.6%	97.9%	96.3%	1.6%	$166,399	$161,371	3.1%
Northern California	3,810	2,178	2,064	5.5%	98.2%	97.3%	0.9%	73,540	70,499	4.3%
Seattle	3,140	2,287	2,180	4.9%	97.5%	96.7%	0.8%	63,871	61,163	4.4%
Phoenix	6,925	1,434	1,348	6.4%	98.0%	97.1%	0.9%	90,778	85,711	5.9%
Las Vegas	2,400	1,679	1,594	5.3%	98.0%	97.2%	0.8%	35,905	34,702	3.5%
Denver	1,755	2,042	1,962	4.1%	97.7%	95.9%	1.8%	32,287	30,898	4.5%
Western US Subtotal	25,663	2,035	1,934	5.2%	97.9%	96.8%	1.1%	462,780	444,344	4.1%

Florida:
South Florida	7,877	2,236	2,202	1.5%	96.5%	95.4%	1.1%	154,241	152,240	1.3%
Tampa	7,667	1,710	1,668	2.5%	97.0%	95.9%	1.1%	117,242	114,540	2.4%
Orlando	5,453	1,695	1,638	3.5%	97.0%	96.4%	0.6%	82,938	80,619	2.9%
Jacksonville	1,836	1,721	1,664	3.4%	96.9%	96.0%	0.9%	28,329	27,516	3.0%
Florida Subtotal	22,833	1,888	1,844	2.4%	96.8%	95.9%	0.9%	382,750	374,915	2.1%

Southeast United States:
Atlanta	11,402	1,550	1,500	3.3%	97.1%	96.1%	1.0%	156,416	152,163	2.8%
Carolinas	4,455	1,619	1,578	2.6%	97.6%	96.3%	1.3%	64,712	63,063	2.6%
Southeast US Subtotal	15,857	1,569	1,522	3.1%	97.3%	96.1%	1.2%	221,128	215,226	2.7%

Texas:
Houston	1,861	1,581	1,552	1.9%	96.6%	96.2%	0.4%	26,242	25,807	1.7%
Dallas	1,922	1,832	1,785	2.6%	96.6%	95.5%	1.1%	31,395	30,451	3.1%
Texas Subtotal	3,783	1,709	1,670	2.3%	96.6%	95.9%	0.7%	57,637	56,258	2.5%

Midwest United States:
Chicago	2,549	2,016	1,985	1.6%	97.6%	97.1%	0.5%	44,775	44,605	0.4%
Minneapolis	1,125	1,932	1,871	3.3%	97.2%	97.0%	0.2%	19,360	18,875	2.6%
Midwest US Subtotal	3,674	1,990	1,950	2.1%	97.5%	97.1%	0.4%	64,135	63,480	1.0%

Same Store Total / Average	71,810	$1,866	$1,802	3.6%	97.3%	96.3%	1.0%	$1,188,430	$1,154,223	3.0%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 22

Supplemental Schedule 5(b)

Same Store NOI Growth and Margin Summary — YoY Quarter
($ in thousands) (unaudited)

	Core Revenue			Core Operating Expenses			Net Operating Income			Core NOI Margin
YoY, Q3 2020	Q3 2020	Q3 2019	Change	Q3 2020	Q3 2019	Change	Q3 2020	Q3 2019	Change	Q3 2020	Q3 2019
Western United States:
Southern California	$55,052	$54,441	1.1%	$18,713	$17,944	4.3%	$36,339	$36,497	(0.4)%	66.0%	67.0%
Northern California	24,469	23,867	2.5%	7,228	8,109	(10.9)%	17,241	15,758	9.4%	70.5%	66.0%
Seattle	21,237	20,632	2.9%	5,947	5,593	6.3%	15,290	15,039	1.7%	72.0%	72.9%
Phoenix	30,607	28,911	5.9%	7,619	7,893	(3.5)%	22,988	21,018	9.4%	75.1%	72.7%
Las Vegas	11,983	11,686	2.5%	3,082	3,086	(0.1)%	8,901	8,600	3.5%	74.3%	73.6%
Denver	10,874	10,376	4.8%	2,490	2,575	(3.3)%	8,384	7,801	7.5%	77.1%	75.2%
Western US Subtotal	154,222	149,913	2.9%	45,079	45,200	(0.3)%	109,143	104,713	4.2%	70.8%	69.8%

Florida:
South Florida	51,379	50,859	1.0%	23,272	22,774	2.2%	28,107	28,085	0.1%	54.7%	55.2%
Tampa	39,292	38,393	2.3%	16,122	16,676	(3.3)%	23,170	21,717	6.7%	59.0%	56.6%
Orlando	27,851	27,156	2.6%	10,875	10,426	4.3%	16,976	16,730	1.5%	61.0%	61.6%
Jacksonville	9,538	9,281	2.8%	3,674	3,404	7.9%	5,864	5,877	(0.2)%	61.5%	63.3%
Florida Subtotal	128,060	125,689	1.9%	53,943	53,280	1.2%	74,117	72,409	2.4%	57.9%	57.6%

Southeast United States:
Atlanta	52,669	51,240	2.8%	17,659	17,855	(1.1)%	35,010	33,385	4.9%	66.5%	65.2%
Carolinas	21,757	21,256	2.4%	6,569	6,706	(2.0)%	15,188	14,550	4.4%	69.8%	68.5%
Southeast US Subtotal	74,426	72,496	2.7%	24,228	24,561	(1.4)%	50,198	47,935	4.7%	67.4%	66.1%

Texas:
Houston	8,820	8,588	2.7%	4,342	4,230	2.6%	4,478	4,358	2.8%	50.8%	50.7%
Dallas	10,584	10,219	3.6%	4,607	4,623	(0.3)%	5,977	5,596	6.8%	56.5%	54.8%
Texas Subtotal	19,404	18,807	3.2%	8,949	8,853	1.1%	10,455	9,954	5.0%	53.9%	52.9%

Midwest United States:
Chicago	14,870	14,962	(0.6)%	6,704	6,626	1.2%	8,166	8,336	(2.0)%	54.9%	55.7%
Minneapolis	6,546	6,354	3.0%	2,330	2,214	5.2%	4,216	4,140	1.8%	64.4%	65.2%
Midwest US Subtotal	21,416	21,316	0.5%	9,034	8,840	2.2%	12,382	12,476	(0.8)%	57.8%	58.5%

Same Store Total / Average	$397,528	$388,221	2.4%	$141,233	$140,734	0.4%	$256,295	$247,487	3.6%	64.5%	63.7%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 23

Supplemental Schedule 5(b) (Continued)

Same Store NOI Growth and Margin Summary — Sequential Quarter
($ in thousands) (unaudited)

	Core Revenue			Core Operating Expenses			Net Operating Income			Core NOI Margin
Seq, Q3 2020	Q3 2020	Q2 2020	Change	Q3 2020	Q2 2020	Change	Q3 2020	Q2 2020	Change	Q3 2020	Q2 2020
Western United States:
Southern California	$55,052	$55,229	(0.3)%	$18,713	$18,169	3.0%	$36,339	$37,060	(1.9)%	66.0%	67.1%
Northern California	24,469	24,485	(0.1)%	7,228	7,073	2.2%	17,241	17,412	(1.0)%	70.5%	71.1%
Seattle	21,237	21,364	(0.6)%	5,947	6,006	(1.0)%	15,290	15,358	(0.4)%	72.0%	71.9%
Phoenix	30,607	30,078	1.8%	7,619	6,896	10.5%	22,988	23,182	(0.8)%	75.1%	77.1%
Las Vegas	11,983	11,864	1.0%	3,082	2,703	14.0%	8,901	9,161	(2.8)%	74.3%	77.2%
Denver	10,874	10,674	1.9%	2,490	2,426	2.6%	8,384	8,248	1.6%	77.1%	77.3%
Western US Subtotal	154,222	153,694	0.3%	45,079	43,273	4.2%	109,143	110,421	(1.2)%	70.8%	71.8%

Florida:
South Florida	51,379	50,909	0.9%	23,272	21,855	6.5%	28,107	29,054	(3.3)%	54.7%	57.1%
Tampa	39,292	38,741	1.4%	16,122	15,115	6.7%	23,170	23,626	(1.9)%	59.0%	61.0%
Orlando	27,851	27,405	1.6%	10,875	10,085	7.8%	16,976	17,320	(2.0)%	61.0%	63.2%
Jacksonville	9,538	9,357	1.9%	3,674	3,356	9.5%	5,864	6,001	(2.3)%	61.5%	64.1%
Florida Subtotal	128,060	126,412	1.3%	53,943	50,411	7.0%	74,117	76,001	(2.5)%	57.9%	60.1%

Southeast United States:
Atlanta	52,669	51,741	1.8%	17,659	16,558	6.6%	35,010	35,183	(0.5)%	66.5%	68.0%
Carolinas	21,757	21,420	1.6%	6,569	5,956	10.3%	15,188	15,464	(1.8)%	69.8%	72.2%
Southeast US Subtotal	74,426	73,161	1.7%	24,228	22,514	7.6%	50,198	50,647	(0.9)%	67.4%	69.2%

Texas:
Houston	8,820	8,720	1.1%	4,342	4,118	5.4%	4,478	4,602	(2.7)%	50.8%	52.8%
Dallas	10,584	10,368	2.1%	4,607	4,312	6.8%	5,977	6,056	(1.3)%	56.5%	58.4%
Texas Subtotal	19,404	19,088	1.7%	8,949	8,430	6.2%	10,455	10,658	(1.9)%	53.9%	55.8%

Midwest United States:
Chicago	14,870	14,807	0.4%	6,704	6,912	(3.0)%	8,166	7,895	3.4%	54.9%	53.3%
Minneapolis	6,546	6,441	1.6%	2,330	2,060	13.1%	4,216	4,381	(3.8)%	64.4%	68.0%
Midwest US Subtotal	21,416	21,248	0.8%	9,034	8,972	0.7%	12,382	12,276	0.9%	57.8%	57.8%

Same Store Total / Average	$397,528	$393,603	1.0%	$141,233	$133,600	5.7%	$256,295	$260,003	(1.4)%	64.5%	66.1%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 24

Supplemental Schedule 5(b) (Continued)

Same Store NOI Growth and Margin Summary — YoY YTD
($ in thousands) (unaudited)

	Core Revenue			Core Operating Expenses			Net Operating Income			Core NOI Margin
YoY, YTD 2020	YTD 2020	YTD 2019	Change	YTD 2020	YTD 2019	Change	YTD 2020	YTD 2019	Change	YTD 2020	YTD 2019
Western United States:
Southern California	$166,399	$161,371	3.1%	$54,425	$51,615	5.4%	$111,974	$109,756	2.0%	67.3%	68.0%
Northern California	73,540	70,499	4.3%	21,411	22,998	(6.9)%	52,129	47,501	9.7%	70.9%	67.4%
Seattle	63,871	61,163	4.4%	17,604	16,264	8.2%	46,267	44,899	3.0%	72.4%	73.4%
Phoenix	90,778	85,711	5.9%	22,102	22,178	(0.3)%	68,676	63,533	8.1%	75.7%	74.1%
Las Vegas	35,905	34,702	3.5%	8,591	8,591	—%	27,314	26,111	4.6%	76.1%	75.2%
Denver	32,287	30,898	4.5%	6,963	6,883	1.2%	25,324	24,015	5.5%	78.4%	77.7%
Western US Subtotal	462,780	444,344	4.1%	131,096	128,529	2.0%	331,684	315,815	5.0%	71.7%	71.1%

Florida:
South Florida	154,241	152,240	1.3%	67,217	65,059	3.3%	87,024	87,181	(0.2)%	56.4%	57.3%
Tampa	117,242	114,540	2.4%	46,268	46,486	(0.5)%	70,974	68,054	4.3%	60.5%	59.4%
Orlando	82,938	80,619	2.9%	30,904	29,782	3.8%	52,034	50,837	2.4%	62.7%	63.1%
Jacksonville	28,329	27,516	3.0%	10,404	10,172	2.3%	17,925	17,344	3.3%	63.3%	63.0%
Florida Subtotal	382,750	374,915	2.1%	154,793	151,499	2.2%	227,957	223,416	2.0%	59.6%	59.6%

Southeast United States:
Atlanta	156,416	152,163	2.8%	51,206	50,521	1.4%	105,210	101,642	3.5%	67.3%	66.8%
Carolinas	64,712	63,063	2.6%	18,719	18,633	0.5%	45,993	44,430	3.5%	71.1%	70.5%
Southeast US Subtotal	221,128	215,226	2.7%	69,925	69,154	1.1%	151,203	146,072	3.5%	68.4%	67.9%

Texas:
Houston	26,242	25,807	1.7%	12,448	11,794	5.5%	13,794	14,013	(1.6)%	52.6%	54.3%
Dallas	31,395	30,451	3.1%	13,162	12,859	2.4%	18,233	17,592	3.6%	58.1%	57.8%
Texas Subtotal	57,637	56,258	2.5%	25,610	24,653	3.9%	32,027	31,605	1.3%	55.6%	56.2%

Midwest United States:
Chicago	44,775	44,605	0.4%	20,467	19,445	5.3%	24,308	25,160	(3.4)%	54.3%	56.4%
Minneapolis	19,360	18,875	2.6%	6,465	6,187	4.5%	12,895	12,688	1.6%	66.6%	67.2%
Midwest US Subtotal	64,135	63,480	1.0%	26,932	25,632	5.1%	37,203	37,848	(1.7)%	58.0%	59.6%

Same Store Total / Average	$1,188,430	$1,154,223	3.0%	$408,356	$399,467	2.2%	$780,074	$754,756	3.4%	65.6%	65.4%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 25

Supplemental Schedule 5(c)

Same Store Lease-Over-Lease Rent Growth
(unaudited)

	Rental Rate Growth
	Q3 2020			YTD 2020
	Renewal	New	Blended	Renewal	New	Blended
	Leases	Leases	Average	Leases	Leases	Average
Western United States:
Southern California	4.4%	7.9%	5.3%	4.7%	4.8%	4.7%
Northern California	4.1%	8.6%	5.4%	5.0%	7.1%	5.6%
Seattle	0.7%	7.4%	3.1%	3.2%	6.0%	4.1%
Phoenix	5.0%	10.9%	7.0%	5.3%	9.3%	6.6%
Las Vegas	4.4%	8.7%	5.7%	5.3%	6.0%	5.5%
Denver	4.0%	6.9%	4.8%	4.1%	4.5%	4.2%
Western US Subtotal	3.9%	8.6%	5.4%	4.6%	6.4%	5.2%

Florida:
South Florida	2.6%	1.8%	2.3%	2.7%	(0.2)%	1.8%
Tampa	2.8%	4.8%	3.6%	3.2%	2.1%	2.8%
Orlando	3.1%	5.9%	4.2%	3.2%	3.5%	3.3%
Jacksonville	2.7%	5.2%	4.0%	2.9%	3.4%	3.1%
Florida Subtotal	2.8%	4.0%	3.3%	3.0%	1.7%	2.5%

Southeast United States:
Atlanta	3.3%	5.8%	4.1%	3.5%	3.3%	3.4%
Carolinas	2.5%	5.4%	3.5%	2.8%	2.7%	2.8%
Southeast US Subtotal	3.0%	5.7%	3.9%	3.3%	3.1%	3.3%

Texas:
Houston	2.5%	2.7%	2.6%	2.8%	0.1%	2.1%
Dallas	3.3%	3.7%	3.5%	3.5%	1.0%	2.6%
Texas Subtotal	2.9%	3.3%	3.0%	3.2%	0.7%	2.3%

Midwest United States:
Chicago	1.9%	(2.3)%	0.6%	2.2%	(1.5)%	1.3%
Minneapolis	4.0%	2.7%	3.6%	4.0%	2.7%	3.6%
Midwest US Subtotal	2.5%	(0.7)%	1.4%	2.8%	—%	2.0%

Same Store Total / Average	3.3%	5.5%	4.0%	3.7%	3.4%	3.6%

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 26

Supplemental Schedule 6

Same Store Cost to Maintain
($ in thousands, except per home amounts) (unaudited)

Total ($ 000)	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019
Recurring operating expenses (gross):
R&M OpEx	$26,142	$20,279	$19,891	$20,214	$24,975
Turn OpEx	10,922	9,585	9,937	10,064	13,600
Total recurring operating expense (gross)	37,064	29,864	29,828	30,278	38,575
R&M + Turn recoveries	(3,573)	(3,295)	(3,000)	(2,564)	(3,260)
Total recurring operating expenses (net)	$33,491	$26,569	$26,828	$27,714	$35,315

Recurring capital expenditures:
R&M CapEx	$24,063	$19,382	$18,356	$17,208	$24,322
Turn CapEx	6,908	6,243	6,034	6,321	9,428
Total recurring capital expenditures	$30,971	$25,625	$24,390	$23,529	$33,750

Cost to maintain (gross):
R&M OpEx + CapEx	$50,205	$39,661	$38,247	$37,422	$49,297
Turn OpEx + CapEx	17,830	15,828	15,971	16,385	23,028
Total cost to maintain (gross)	68,035	55,489	54,218	53,807	72,325
R&M + Turn recoveries	(3,573)	(3,295)	(3,000)	(2,564)	(3,260)
Total cost to maintain (net)	$64,462	$52,194	$51,218	$51,243	$69,065

Per Home ($)	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019
Total cost to maintain (gross)	$947	$773	$755	$750	$1,007
R&M + Turn recoveries	(49)	(46)	(42)	(36)	(45)
Total cost to maintain (net)	$898	$727	$713	$714	$962

Total Portfolio Capital Expenditure Detail
($ in thousands) (unaudited)

Total ($ 000)	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019
Recurring CapEx	$33,861	$27,617	$25,988	$25,425	$36,653
Value Enhancing CapEx	10,286	10,611	10,165	13,358	12,256
Initial Renovation CapEx	13,385	21,023	30,149	30,078	15,804
Disposition CapEx	1,748	2,877	3,706	3,129	2,165
Total Capital Expenditures	$59,280	$62,128	$70,008	$71,990	$66,878

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 27

Supplemental Schedule 7

Adjusted Property Management and G&A Reconciliation
($ in thousands) (unaudited)

Adjusted Property Management Expense	Q3 2020	Q3 2019	YTD 2020	YTD 2019
Property management expense (GAAP)	$14,824	$15,872	$43,725	$47,053
Adjustments:
Share-based compensation expense (1)	(1,253)	(807)	(2,533)	(2,314)
Adjusted property management expense	$13,571	$15,065	$41,192	$44,739

Adjusted G&A Expense	Q3 2020	Q3 2019	YTD 2020	YTD 2019
G&A expense (GAAP)	$17,972	$16,405	$46,626	$58,899
Adjustments:
Share-based compensation expense (2)	(4,833)	(3,818)	(9,760)	(11,533)
Merger and transaction-related expenses	—	—	—	(4,347)
Severance expense	(133)	(881)	(388)	(8,225)
Adjusted G&A expense	$13,006	$11,706	$36,478	$34,794

(1)For YTD 2019, includes $136 related to IPO and pre-IPO grants.
(2)For Q3 2019, includes $78 related to merger grants. For YTD 2019, includes $360 related to IPO and pre-IPO grants and $2,227 related to merger grants.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 28

Supplemental Schedule 8

Acquisitions and Dispositions — Q3 2020
(unaudited)

	6/30/2020	Q3 2020 Acquisitions (1)		Q3 2020 Dispositions (2)		9/30/2020
	Homes	Homes	Avg. Estimated	Homes	Average	Homes
	Owned	Acq.	Cost Basis	Sold	Sales Price	Owned
Western United States:
Southern California	8,000	—	$—	27	$460,355	7,973
Northern California	4,301	—	—	35	394,357	4,266
Seattle	3,555	57	457,613	8	429,494	3,604
Phoenix	7,861	148	345,787	23	222,626	7,986
Las Vegas	3,003	—	—	10	339,082	2,993
Denver	2,298	29	426,998	10	353,710	2,317
Western US Subtotal	29,018	234	383,091	113	369,171	29,139

Florida:
South Florida	8,454	4	257,864	71	295,801	8,387
Tampa	8,107	12	295,050	32	236,777	8,087
Orlando	6,147	41	309,641	23	208,674	6,165
Jacksonville	1,858	—	—	1	350,000	1,857
Florida Subtotal	24,566	57	302,936	127	265,577	24,496

Southeast United States:
Atlanta	12,501	54	270,690	45	191,553	12,510
Carolinas	4,719	118	269,471	11	251,036	4,826
Southeast US Subtotal	17,220	172	269,854	56	203,237	17,336

Texas:
Houston	2,190	—	—	24	182,967	2,166
Dallas	2,376	81	263,341	13	228,062	2,444
Texas: Subtotal	4,566	81	263,341	37	198,811	4,610

Midwest United States:
Chicago	2,699	—	—	35	252,556	2,664
Minneapolis	1,129	—	—	2	242,900	1,127
Midwest US Subtotal	3,828	—	—	37	252,034	3,791

Announced Market-in-Exit:
Nashville (3)	58	—	—	33	340,658	25

Total / Average	79,256	544	$321,059	403	$284,736	79,397

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 29

(1)Estimated stabilized cap rates on acquisitions during the quarter averaged 5.5%. Stabilized cap rate represents forecast nominal NOI for the 12 months following stabilization, divided by estimated cost basis.
(2)Cap rates on dispositions during the quarter averaged 2.0%. Disposition cap rate represents actual NOI recognized in the 12 months prior to the month of disposition, divided by sales price.
(3)In December 2019, Invitation Homes announced a plan to fully exit the Nashville market, and sold 708 homes in Nashville in a bulk transaction. The Company is pursuing the sale of the remaining 25 homes in the market as of September 30, 2020.
Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 30

Glossary and Reconciliations

Glossary:
Average Estimated Cost Basis
Average estimated cost basis on acquisition represents the sum of purchase price, any closing adjustments, and estimated initial renovation expenditure for an acquired home or population of homes.

Average Monthly Rent
Average monthly rent represents average monthly rental income per home for occupied properties in an identified population of homes over the measurement period, and reflects the impact of non-service rental concessions and contractual rent increases amortized over the life of the lease.

Average Occupancy
Average occupancy for an identified population of homes represents (i) the total number of days that the homes in such population were occupied during the measurement period, divided by (ii) the total number of days that the homes in such population were owned during the measurement period.

Core NOI Margin
Core NOI margin for an identified population of homes is calculated by dividing NOI by Core revenues attributable to such population.

Core Operating Expenses
Core operating expenses for an identified population of homes reflect property operating and maintenance expenses, excluding any expenses recovered from residents.

Core Revenues
Core revenues for an identified population of homes reflects total revenues, net of any resident recoveries.

Cost to Maintain
Cost to maintain a home represents the sum of the expensed and capitalized portions of recurring repairs & maintenance and turn spend (gross or net of resident reimbursements, as indicated in tables presented), not including the internal labor associated with such work.

Disposition CapEx
Disposition CapEx represents expenditures related to the preparation of a home for disposition after the prior tenant has moved out of the home.

EBITDA, EBITDAre, and Adjusted EBITDAre
EBITDA, EBITDAre, and Adjusted EBITDAre are supplemental, non-GAAP measures often utilized to evaluate the performance of real estate companies. We define EBITDA as net income or loss computed in accordance with accounting principles generally accepted in the United States (“GAAP”) before the following items: interest expense; income tax expense; and depreciation and amortization. National Association of Real Estate Investment Trusts ("Nareit") recommends as a best practice that REITs that report an EBITDA performance measure also report EBITDAre. We define EBITDAre, consistent with the Nareit definition, as EBITDA, further adjusted for gain on sale of property, net of tax and impairment on depreciated real estate investments. Adjusted EBITDAre is defined as EBITDAre before the following items: share-based compensation expense; merger and transaction-related expenses; severance; casualty losses, net; and other income and expenses. EBITDA, EBITDAre, and Adjusted EBITDAre are used as supplemental financial performance measures by management and by external users of our financial statements, such as investors and commercial banks. Set forth below is additional detail on how management uses EBITDA, EBITDAre, and Adjusted EBITDAre as measures of performance.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 31

The GAAP measure most directly comparable to EBITDA, EBITDAre, and Adjusted EBITDAre is net income or loss. EBITDA, EBITDAre, and Adjusted EBITDAre are not used as measures of our liquidity and should not be considered alternatives to net income or loss or any other measure of financial performance presented in accordance with GAAP. Our EBITDA, EBITDAre, and Adjusted EBITDAre may not be comparable to the EBITDA, EBITDAre, and Adjusted EBITDAre of other companies due to the fact that not all companies use the same definitions of EBITDA, EBITDAre, and Adjusted EBITDAre. Accordingly, there can be no assurance that our basis for computing these non-GAAP measures is comparable with that of other companies. See "Reconciliation of Non-GAAP Measures" below for a reconciliation of GAAP net income to EBITDA, EBITDAre, and Adjusted EBITDAre.

Funds from Operations (FFO), Core Funds from Operations (Core FFO), and Adjusted Funds from Operations (AFFO)
FFO, Core FFO, and Adjusted FFO are supplemental, non-GAAP measures often utilized to evaluate the performance of real estate companies. FFO is defined by Nareit as net income or loss (computed in accordance with GAAP) excluding gains or losses from sales of previously depreciated real estate assets, plus depreciation, amortization and impairment of real estate assets, and adjustments for unconsolidated partnerships and joint ventures. In calculating per share amounts, Core FFO and AFFO reflect convertible debt securities in the form in which they were outstanding during the period.

We believe that FFO is a meaningful supplemental measure of the operating performance of our business because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure as it excludes historical cost depreciation and amortization, impairment on depreciated real estate investments, gains or losses related to sales of previously depreciated homes, as well non-controlling interests, from GAAP net income or loss.

The GAAP measure most directly comparable to Core FFO and Adjusted FFO is net income or loss. Core FFO and Adjusted FFO are not used as measures of our liquidity and should not be considered alternatives to net income or loss or any other measure of financial performance presented in accordance with GAAP. Our Core FFO and Adjusted FFO may not be comparable to the Core FFO and Adjusted FFO of other companies due to the fact that not all companies use the same definition of Core FFO and Adjusted FFO. Accordingly, there can be no assurance that our basis for computing this non-GAAP measures is comparable with that of other companies. See Supplemental Schedule 1 for a reconciliation of GAAP net income to FFO, Core FFO, and Adjusted FFO.

Initial Renovation CapEx
Initial renovation CapEx represents expenditures related to the first post-acquisition renovation of a home to bring the home to Invitation Homes standards and specifications.

Net Operating Income (NOI)
NOI is a non-GAAP measure often used to evaluate the performance of real estate companies. We define NOI for an identified population of homes as rental revenues and other property income less property operating and maintenance expense (which consists primarily of property taxes, insurance, HOA fees (when applicable), market-level personnel expenses, repairs and maintenance, leasing costs, and marketing expense). NOI excludes: interest expense; depreciation and amortization; property management expense; general and administrative expense; impairment and other; gain on sale of property, net of tax; and other income and expenses.

The GAAP measure most directly comparable to NOI is net income or loss. NOI is not used as a measure of liquidity and should not be considered as an alternative to net income or loss or any other measure of financial performance presented in accordance with GAAP. Our NOI may not be comparable to the NOI of other companies due to the fact that not all companies use the same definition of NOI. Accordingly, there can be no assurance that our basis for computing this non-GAAP measure is comparable with that of other companies.

We believe that Same Store NOI is also a meaningful supplemental measure of our operating performance for the same reasons as NOI and is further helpful to investors as it provides a more consistent measurement of our performance across reporting periods by reflecting NOI for homes in our Same Store portfolio.

See "Reconciliation of Non-GAAP Measures" below for a reconciliation of GAAP net income to NOI for our total portfolio and NOI for our Same Store portfolio.
Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 32

PSF
PSF means per square foot.

Recurring Capital Expenditures or Recurring CapEx
Recurring Capital Expenditures or Recurring CapEx represents general replacements and expenditures required to preserve and maintain the value and functionality of a home and its systems as a single-family rental.

Rental Rate Growth
Rental rate growth for any home represents the percentage difference between the monthly rent from an expiring lease and the monthly rent from the next lease, and, in each case, reflects the impact of any amortized non-service rent concessions and amortized contractual rent increases. Leases are either renewal leases, where our current resident chooses to stay for a subsequent lease term, or a new lease, where our previous resident moves out and a new resident signs a lease to occupy the same home.

Revenue Collections as a Percentage of Month's Billings
Revenue collections as a percentage of month's billings represents the total cash received in a given monthly period for rental revenues and other property income (including receipt of late payments that were billed in prior months) divided by the total amounts billed in that period. When a payment plan is in place with a resident, amounts are considered to be billed at the time they would have been billed based on the terms of the original lease, not the terms of the payment plan. "Historical average" revenue collections as a percentage of monthly billings refer to revenue collections as a percentage of monthly billings for each of the months beginning October 2019 and to and including March 2020.

Same Store / Same Store Portfolio
Same Store or Same Store portfolio includes, for a given reporting period, homes that have been stabilized and seasoned, excluding homes that have been sold, homes that have been identified for sale to an owner occupant and have become vacant, homes that have been deemed inoperable or significantly impaired by casualty loss events or force majeure, homes acquired in portfolio transactions that are deemed not to have undergone renovations of sufficiently similar quality and characteristics as the existing Invitation Homes Same Store portfolio, and homes in markets that the Company has announced an intent to exit where the Company no longer operates a significant number of homes.

Homes are considered stabilized if they have (i) completed an initial renovation and (ii) entered into at least one post-initial renovation lease. An acquired portfolio that is both leased and deemed to be of sufficiently similar quality and characteristics as the existing Invitation Homes Same Store portfolio may be considered stabilized at the time of acquisition.

Homes are considered to be seasoned once they have been stabilized for at least 15 months prior to January 1st of the year in which the Same Store portfolio was established.

We believe presenting information about the portion of our portfolio that has been fully operational for the entirety of a given reporting period and its prior year comparison period provides investors with meaningful information about the performance of our comparable homes across periods and about trends in our organic business.

Total Homes / Total Portfolio
Total homes or total portfolio refers to the total number of homes owned, whether or not stabilized, and excludes any properties previously acquired in purchases that have been subsequently rescinded or vacated.

Turnover Rate
Turnover rate represents the number of instances that homes in an identified population become unoccupied in a given period, divided by the number of homes in such population.

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 33

Unsecured Facility Covenants
Unsecured facility covenants refer to financial and operating requirements that the Company must meet with respect to its $1,000 million revolving credit facility (the "Revolving Facility") and its $1,500 million term loan facility (the "Term Loan Facility") (together, the "Credit Facility"), as set forth in the Company's Revolving Credit and Term Loan Agreement dated February 6, 2017 (the "Unsecured Credit Agreement"). The metrics provided under the "Unsecured Facility Covenant Compliance" heading on Supplemental Schedule 2(b) show the Company's compliance with certain covenants that the Company believes are its most restrictive financial covenants, including: total leverage ratio, secured leverage ratio, unencumbered leverage ratio, fixed charge coverage ratio, and unencumbered fixed charge coverage ratio.

Total leverage ratio represents (i) total debt (excluding any intercompany debt) less (ii) restricted and unrestricted cash, divided by (iii) the total value of operating real estate assets as determined by indexed broker price opinions.

Secured leverage ratio represents (i) total secured debt (excluding any intercompany debt) less (ii) restricted and unrestricted cash, divided by (iii) the total value of operating real estate assets as determined by indexed broker price opinions.

Unencumbered leverage ratio represents (i) total unsecured debt less (ii) unrestricted cash, divided by the sum of (iii) the total value of unencumbered operating real estate assets as determined by indexed broker price opinions and (iv) a portion of the trapped equity value of encumbered operating real estate assets (subject to limitations outlined in the Unsecured Credit Agreement).

Fixed charge coverage ratio represents (i) annualized NOI for operating properties less cash G&A expense for the most recent quarter, divided by (ii) annual run-rate cash interest expense calculated using outstanding indebtedness and cost of debt (in each case, adjusted for the Company's outstanding interest rate swaps) at the end of the most recent quarter.

Unencumbered fixed charge coverage ratio represents (i) annualized NOI for operating properties less cash G&A expense attributable to unencumbered homes for the most recent quarter, divided by (ii) annual run-rate cash interest expense from unsecured debt, calculated using outstanding unsecured indebtedness and cost of unsecured debt (in each case, adjusted for the Company's outstanding interest rate swaps) at the end of the most recent quarter.

The metrics set forth under the "Unsecured Facility Covenant Compliance" heading on Supplemental Schedule 2(b), and described above, are provided only to show the Company's compliance with these covenants. These metrics should not be used for any other purpose, including without limitation to evaluate the Company's financial condition or results of operations, nor do they indicate the Company's covenant compliance as of any other date or for any other period. These metrics, or components of these metrics described above, may be defined differently in the Unsecured Credit Agreement than similarly named metrics are defined by the Company in its Earnings Release and Supplemental Information for the purposes of evaluating its financial conditions or results of operations. For a more complete and detailed description of the covenants contained in the Company's Unsecured Credit Agreement, see Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 1-38004) filed on February 6, 2017.
The breach of any of the covenants set forth in the Unsecured Credit Agreement could result in a default of the Company's indebtedness related to its Revolving Facility and Term Loan Facility, which could cause those obligations to become due and payable. The Company's ability to comply with these covenants may be affected by changes in the Company's operating and financial performance, changes in general business and economic conditions, adverse regulatory developments, or other events adversely impacting it. If any of the Company's indebtedness is accelerated, the Company may not be able to repay it. For risks related to failure to comply with covenants, see Part I. Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, as such factors may be updated from time to time in our periodic filings with the SEC.

Value Enhancing CapEx
Value enhancing CapEx represents re-investment in stabilized homes, above and beyond general replacements to preserve and maintain the value and functionality of a home, for the purpose of enhancing expected risk-adjusted returns.
Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 34

Reconciliation of Non-GAAP Measures:

Reconciliation of Total Revenues to Same Store Total Revenues and Same Store Core Revenues, Quarterly
(in thousands) (unaudited)

	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019
Total revenues (total portfolio)	$459,184	$449,755	$449,789	$444,277	$443,326
Non-Same Store revenues	(40,054)	(37,665)	(33,973)	(34,958)	(37,421)
Same Store revenues	419,130	412,090	415,816	409,319	405,905
Same Store resident recoveries	(21,602)	(18,487)	(18,517)	(17,066)	(17,684)
Same Store Core revenues	$397,528	$393,603	$397,299	$392,253	$388,221

Reconciliation of Total Revenues to Same Store Total Revenues and Same Store Core Revenues, YTD
(in thousands) (unaudited)

	YTD 2020	YTD 2019
Total revenues (total portfolio)	$1,358,728	$1,320,408
Non-Same Store revenues	(111,692)	(116,972)
Same Store revenues	1,247,036	1,203,436
Same Store resident recoveries	(58,606)	(49,213)
Same Store Core revenues	$1,188,430	$1,154,223

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 35

Reconciliation of Property Operating and Maintenance to Same Store Operating Expenses and Same Store Core Operating Expenses, Quarterly
(in thousands) (unaudited)

	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019
Property operating and maintenance expenses (total portfolio)	$177,997	$167,002	$166,916	$167,576	$175,491
Non-Same Store operating expenses	(15,162)	(14,915)	(14,876)	(15,990)	(17,073)
Same Store operating expenses	162,835	152,087	152,040	151,586	158,418
Same Store resident recoveries	(21,602)	(18,487)	(18,517)	(17,066)	(17,684)
Same Store Core operating expenses	$141,233	$133,600	$133,523	$134,520	$140,734

Reconciliation of Property Operating and Maintenance to Same Store Operating Expenses and Same Store Core Operating Expenses, YTD
(in thousands) (unaudited)

	YTD 2020	YTD 2019
Property operating and maintenance expenses (total portfolio)	$511,915	$502,411
Non-Same Store operating expenses	(44,953)	(53,731)
Same Store operating expenses	466,962	448,680
Same Store resident recoveries	(58,606)	(49,213)
Same Store Core operating expenses	$408,356	$399,467

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 36

Reconciliation of Net Income to NOI and Same Store NOI, Quarterly
(in thousands) (unaudited)

	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019
Net income available to common stockholders	$32,540	$42,784	$49,854	$51,903	$33,616
Net income available to participating securities	114	119	102	89	91
Non-controlling interests	211	275	320	562	276
Interest expense	87,713	86,071	84,757	88,417	89,067
Depreciation and amortization	138,147	137,266	135,027	133,764	133,315
Property management expense	14,824	14,529	14,372	14,561	15,872
General and administrative	17,972	14,426	14,228	15,375	16,405
Impairment and other	1,723	(180)	3,127	6,940	4,740
Gain on sale of property, net of tax	(15,106)	(11,167)	(15,200)	(31,780)	(20,812)
Other, net	3,049	(1,370)	(3,714)	(3,130)	(4,735)
NOI (total portfolio)	281,187	282,753	282,873	276,701	267,835
Non-Same Store NOI	(24,892)	(22,750)	(19,097)	(18,968)	(20,348)
Same Store NOI	$256,295	$260,003	$263,776	$257,733	$247,487

Reconciliation of Net Income to NOI and Same Store NOI, YTD
(in thousands) (unaudited)

	YTD 2020	YTD 2019
Net income available to common stockholders	$125,178	$93,165
Net income available to participating securities	335	306
Non-controlling interests	806	1,086
Interest expense	258,541	278,756
Depreciation and amortization	410,440	399,955
Property management expense	43,725	47,053
General and administrative	46,626	58,899
Impairment and other	4,670	11,803
Gain on sale of property, net of tax	(41,473)	(64,556)
Other, net	(2,035)	(8,470)
NOI (total portfolio)	846,813	817,997
Non-Same Store NOI	(66,739)	(63,241)
Same Store NOI	$780,074	$754,756

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 37

Reconciliation of Net Income to EBITDA, EBITDAre, and Adjusted EBITDAre
(in thousands, unaudited)
	Q3 2020	Q3 2019	YTD 2020	YTD 2019
Net income available to common stockholders	$32,540	$33,616	$125,178	$93,165
Net income available to participating securities	114	91	335	306
Non-controlling interests	211	276	806	1,086
Interest expense	87,713	89,067	258,541	278,756
Depreciation and amortization	138,147	133,315	410,440	399,955
EBITDA	258,725	256,365	795,300	773,268
Gain on sale of property, net of tax	(15,106)	(20,812)	(41,473)	(64,556)
Impairment on depreciated real estate investments	289	3,960	4,202	11,289
EBITDAre	243,908	239,513	758,029	720,001
Share-based compensation expense	6,086	4,625	12,293	13,847
Merger and transaction-related expenses	—	—	—	4,347
Severance	133	881	388	8,225
Casualty losses, net	1,434	780	468	514
Other, net	3,049	(4,735)	(2,035)	(8,470)
Adjusted EBITDAre	$254,610	$241,064	$769,143	$738,464

	Trailing Twelve Months (TTM) Ended
	September 30, 2020	December 31, 2019
Net income available to common stockholders	$177,081	$145,068
Net income available to participating securities	424	395
Non-controlling interests	1,368	1,648
Interest expense	346,958	367,173
Depreciation and amortization	544,204	533,719
EBITDA	1,070,035	1,048,003
Gain on sale of property, net of tax	(73,253)	(96,336)
Impairment on depreciated real estate investments	7,123	14,210
EBITDAre	1,003,905	965,877
Share-based compensation expense	16,604	18,158
Merger and transaction-related expenses	—	4,347
Severance	628	8,465
Casualty losses, net	4,487	4,533
Other, net	(5,165)	(11,600)
Adjusted EBITDAre	$1,020,459	$989,780

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 38

Reconciliation of Net Debt / TTM Adjusted EBITDAre
(in thousands, except for ratio) (unaudited)

	As of	As of
	September 30, 2020	December 31, 2019
Mortgage loans, net	$6,094,980	$6,238,461
Secured term loan, net	401,040	400,978
Term loan facility, net	1,495,913	1,493,747
Revolving facility	—	—
Convertible senior notes, net	338,112	334,299
Total Debt per Balance Sheet	8,330,045	8,467,485
Retained and repurchased certificates	(311,499)	(319,632)
Cash, ex-security deposits and letters of credit (1)	(649,382)	(138,059)
Deferred financing costs, net	20,310	36,685
Unamortized discounts on note payable	9,265	13,342
Net Debt (A)	$7,398,739	$8,059,821

	For the Trailing Twelve	For the Trailing Twelve
	Months (TTM) Ended	Months (TTM) Ended
	September 30, 2020	December 31, 2019
Adjusted EBITDAre (B)	$1,020,459	$989,780

Net Debt / TTM Adjusted EBITDAre (A / B)	7.3x	8.1x

(1)Represents cash and cash equivalents and the portion of restricted cash that excludes security deposits and letters of credit.

Components of Non-cash Interest Expense
(in thousands) (unaudited)

	Q3 2020	Q3 2019	YTD 2020	YTD 2019
Amortization of discounts on notes payable	$1,380	$1,317	$4,077	$6,026
Amortization of deferred financing costs	3,800	9,229	18,153	29,386
Change in fair value of interest rate derivatives	146	64	198	98
Amortization of swap fair value at designation	1,557	(225)	4,212	1,912
Total non-cash interest expense	$6,883	$10,385	$26,640	$37,422

Note: Refer to "Glossary and Reconciliations" for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2020 Earnings Release and Supplemental Information — page 39